EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2022 Conference Call
May 4, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter of 2022 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Senior Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 3, 2022, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2022 with the first quarter of 2021.
I will now turn the call over to Rob Hays. Please go ahead, sir.
Introduction – Rob Hays
Good morning, and welcome to our call.
I’ll start by providing an overview of the current environment and how Ashford Trust has been navigating the recovery. After that, Deric will review our financial results, and then Chris will provide an operational update on our portfolio.
I’d first like to highlight some of our recent accomplishments and the main themes for our call:
First, we saw sequential RevPAR improvement each month as we moved through the first quarter and that improvement has continued into the second quarter.
Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $609 million of net working capital, which equates to approximately $17 per diluted share. With yesterday’s closing stock price of $7.32, we believe we are trading at a meaningful discount to both our net asset value per share and our net working capital per share.

Third, we have lowered our leverage and improved our overall financial position. Since its peak in 2020, we have lowered our net debt plus preferred equity by over $1 billion equating to a decrease in our leverage ratio, defined as net debt plus preferred equity to gross assets, by approximately 12 percentage points.
Fourth, during the quarter, we’re extremely pleased to announce that we filed a preliminary registration statement with the SEC for the future offering of non-traded preferred equity. Importantly, this announcement demonstrates our strategic pivot from defense to offense as we believe this offering will provide an attractive cost of capital and allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this attractive growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are trading at material discounts to their net asset values. We expect to commence issuing limited amounts of the non-traded preferred equity beginning in the third quarter of 2022, subject to satisfying certain customary conditions.
We are optimistic about the long-term outlook for the Company and, by taking strategic actions to strengthen our balance sheet, we feel well-positioned to capitalize on the recovery we are seeing in the hospitality industry. Having said that, we haven’t raised any equity capital this year, given the softness in our stock price, and will look to the potential proceeds from our non-traded preferred as growth capital. While our cash position is strong, we expect several of our loan pools to remain in cash traps over the next 12 to 24 months.
For 2022, we are increasing our capital spending from the previous two years, but we will still be well below our historical run-rate for capex. Given the sizable strategic capital expenditures we made in our properties pre-pandemic, we believe our hotels are in fantastic condition and are well-positioned for the industry rebound. Capex spend during the first quarter was $22.7 million.
Let me now turn to the operating performance at our hotels. The lodging industry is clearly showing signs of improvement. RevPAR for all hotels in the portfolio increased approximately 103% for the first quarter. This RevPAR result equates to a decrease of approximately 23% vs. the first quarter of 2019. March was the best performing month of the first quarter with RevPAR down only 13% vs. 2019. Preliminary numbers from April show that RevPAR continued to improve across the portfolio with the month down only 7% vs. 2019.
We remain encouraged by the continued strength in weekend leisure demand at our properties. As we entered 2022, we did see some softness in demand during January with the Omicron variant that was similar to what we saw with the Delta variant in mid-August. That industry softness bottomed out in the last two weeks of January and improved during the remainder of the quarter. We believe the United States is transitioning from a pandemic to an endemic mentality, and we hope to build on the momentum we saw in 2021. We believe our geographically diverse portfolio, consisting of high-quality, well-located assets across the U.S. is well-positioned to capitalize on the acceleration in demand we expect to see across leisure, business, and group.
We continue to be focused on aggressive cost control initiatives, including working closely with our property managers to minimize cost structures and maximize liquidity at our hotels. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to manage costs aggressively and adjust to the current operating environment. This important relationship has enabled us to outperform the industry from an operations standpoint for many years.
Additionally, capital recycling remains an important component of our strategy and we are likely to begin to pursue some opportunities to sell certain non-core assets. When doing this, we will remain disciplined in our approach and take into consideration many factors such as the impact on EBITDA, leverage, capex, and RevPAR among others.
Turning to investor relations, for the remainder of 2022, we will expand our efforts to get out on the road, meet with investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We look forward to speaking with many of you during upcoming events.
We believe we have the right plan in place to capitalize on the recovery as it unfolds. This plan includes continuing to maximize liquidity across the company, optimizing the operating performance of our assets as they recover, deleveraging the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We ended the 2022 first quarter with a substantial amount of cash on our balance sheet and with the upcoming launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.
I will now turn the call over to Deric to review our first quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Rob.
For the first quarter of 2022, we reported a net loss attributable to common stockholders of $(58.5) million, or $(1.71) per diluted share.
For the quarter, we reported AFFO per diluted share of $(0.04).
Adjusted EBITDAre totaled $40.2 million for the quarter.
At the end of the first quarter, we had $3.9 billion of loans with a blended average interest rate of 4.4%. Our loans were approximately 8% fixed rate and 92% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however, we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. Our hotel loans are all non-recourse and currently 90% of our hotels are in cash traps. This is down from 93% last quarter. A cash trap means that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate.
We ended the quarter with cash and cash equivalents of $548.6 million and restricted cash of $102.3 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $21.9 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We also ended the quarter with net working capital of approximately $609 million.
As Rob mentioned, I think it’s also important to point out that this net working capital amount of $609 million equates to approximately $17 per share. This compares to our closing stock price from yesterday of $7.32, which is an approximate 58% discount to our net working capital per share. Our net working capital reflects value over and above the value of our hotels. Additionally, as of March 31, 2022, our current market value implies a portfolio value of approximately $170,000 per key, which represents a 58% discount to the weighted average hotel development costs of our portfolio of approximately $408,000 based on a recent HVS Hotel Development Cost Survey for upper upscale and upscale hotels. As such, we believe that our current stock price does not reflect the intrinsic value of our high-quality hotel portfolio.
From a cash utilization standpoint, our portfolio generated Hotel EBITDA of $55.6 million in the quarter. Our current quarterly run-rate for debt service is approximately $44 million, our quarterly run-rate for corporate G&A and advisory expense is approximately $14 million and our quarterly run-rate on preferred dividends is approximately $3 million.
As of March 31, 2022, our portfolio consisted of 100 hotels with 22,313 net rooms.
Our share count currently stands at approximately 36.1 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 1.6 million OP units. In the first quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price of $7.32, our equity market cap is approximately $264 million.
We are current on our preferred dividends, and our current plan is to continue to pay our preferred dividends quarterly going forward, while we expect our common dividend to continue to be suspended for the foreseeable future.
Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. While we still have work to do to lower our leverage, our cash balance is solid, we have an attractive maturity schedule with no final maturities in 2022, and we believe the Company is well-positioned to benefit from the improving trends we are seeing in the lodging industry.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
We are extremely proud of the work that our asset management team has done to drive operating results. RevPAR improved each month during the quarter with March RevPAR down only 13% compared to March 2019. The team is also seeing other strong indicators of future demand returning. While leisure continues to lead the recovery, group business continues to accelerate rapidly. Gross group bookings in March exceeded 2019 bookings by 19%. We've also seen our corporate transient business come back strongly, accelerating rapidly during the back half of the quarter. Guest satisfaction is the strongest it has been since 2019 and our property level forecasts continue to improve for the balance of the year. I would now like to spend some time highlighting a few of the recent success stories across our portfolio.
Crowne Plaza La Concha Key West had a strong first quarter with Hotel EBITDA exceeding comparable 2019 by nearly 40%. The Key West market is experiencing an incredible amount of transient demand, and our hotel was able to capitalize on this by successfully petitioning the brand to limit the terms of brand promotions for the hotel. Additionally, the team identified an opportunity to strengthen mid-week performance by partnering with a local Navy group, which contributed to an increase in group room nights by nearly 250% during the first quarter relative to comparable 2019. These strategic changes positioned the hotel for success, which contributed to first quarter RevPAR increasing nearly 36% relative to 2019.

Similarly, our team was able to capitalize on transient demand at the La Posada Hotel in Santa Fe, which exceeded 2019 RevPAR by more than 27% during the first quarter. Our team reengineered the hotel's pricing strategy to maximize rates during weekends with high transient demand which resulted in first quarter weekend ADR growth of 29%. In addition, in order to fill mid-week room nights, our team ran an initiative to increase repeat group business. That initiative was a success, capturing 886 more weekday group room nights during the first quarter relative to 2019. In fact, one of these groups booked three additional stays for this year.
Also, One Ocean Resort and Spa had a great first quarter, with RevPAR up 12% relative to the same time period in 2019. Our team tested the launch of a new guest package, focusing on friends looking for a getaway. The offering was a huge success with it becoming the highest-rated offering during the first quarter. In addition, we have seen strong group demand, with the hotel nearly reaching its 2019 level during the first quarter. Our team has also tightened the booking guidelines for group business to target opportunities that would include large banquet food & beverage, audio-visual, and other outlet spend to drive ancillary revenue.
The last hotel I’ll highlight is the Hyatt Regency Savannah, which had a strong first quarter with Hotel EBITDA exceeding comparable 2019 by 11%. The majority of this success was contributed through room rate, which was up nearly 15% during the first quarter relative to comparable 2019. Our team built a foundation of mid-week business through targeted promotions, which increased that segment by over 1,000 room nights relative to 2019. This incremental business allowed our team to strategically push rate during higher demand periods, which propelled RevPAR by nearly 12% during the first quarter relative to the same time period in 2019.
Moving on to capital expenditures, in prior years, we were proactive in renovating our hotels to renew our portfolio. That commitment has now resulted in a competitive and strategic advantage as demand continues to accelerate. We currently anticipate strategically deploying approximately $110 – $120 million in capital expenditures in 2022, which includes a guestroom renovation at Marriott Fremont, a meeting space renovation at the Hyatt Coral Gables and lobby/bar renovation at the Ritz-Carlton Atlanta.
Before moving on to Q&A, I would like to reiterate how optimistic we are about the recovery of our portfolio and the industry as whole. As mentioned earlier, a number of our hotels are experiencing heightened levels of demand. With group bookings exceeding 2019 and the continued expected rebound in corporate travel, we are extremely bullish about the potential of the portfolio. During the first quarter, 11% percent of our hotels exceeded their comparable 2019 Hotel EBITDA. When you look at just the month of March, the number of properties outperforming 2019 Hotel EBITDA levels increases to 27%. This portfolio is positioned extremely well to capitalize on the industries continued recovery.
That concludes our prepared remarks. We will now open up the call for Q&A.
Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
5